Exhibit 22

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State in which Incorporated

First Hartford Realty Corporation	Delaware

Lead Tech, Inc.	Connecticut

Parkade Center, Inc.	Texas

Plainfield Parkade, Inc.	Connecticut

Putnam Parkade, Inc.	Connecticut

New First Hartford Realty Corp.	Delaware

DE 149 Corp.	Delaware

EH&N Construction Company	Delaware

New Hawthorn Management Services, Inc.	Delaware

Dover Parkade LLC	Delaware

DE 150	Delaware

Brewery Parkade, Inc.	Rhode Island

Cranston Parkade, LLC	Rhode Island

Tri-City Plaza, Inc.	New Jersey

Cranston Parkade, Inc.	Delaware

Bangor Parkade, Inc.	Maine